Exhibit 99.1

Sensata Technologies B.V. Announces the Issuances of Redemption Notices

with respect to its 11.25% Senior Subordinated Notes due 2014 and a portion of its 8% Senior Notes due 2014

Almelo, the Netherlands, 1 April 2010

Sensata Technologies B.V. (“Sensata”), a wholly owned subsidiary of Sensata Technologies Holding N.V. (NYSE:ST), today announced that it has elected to issue a notice of redemption with respect to (i) all of its outstanding 11.25% Senior Subordinated Notes due 2014 (the “11.25% Notes”) at a redemption price equal to 105.625% of the principal amount thereof, which amount is equal to €1,056.25 per €1,000 principal amount and (ii) $138,550,000 in aggregate principal amount of its outstanding 8% Senior Notes due 2014 (the “Dollar Notes” and together with the 11.25% Notes, the “Notes”) at a redemption price equal to 104.000% of the principal amount thereof, which amount is equal to $1,040.00 per $1,000 principal amount. The redemption dates for both the 11.25% Notes and the Dollar Notes will be May 1, 2010. In each case, holders of the Notes subject to redemption will also receive accrued and unpaid interest up to, but not including, the redemption date.

Sensata will redeem all outstanding 11.25% Notes and redeem the Dollar Notes on a pro rata basis. A Notice of Redemption, which more fully describes the terms and conditions of redemption or conversion, will be sent to all holders of Notes to be redeemed.

Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company.

About Sensata

Sensata Technologies B.V., through its subsidiaries, is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 9,500 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Contacts

For Investors:

Maggie Morris

1-508-236-1069

investors@sensata.com

www.sensata.com

For News Media:

Linda Megathlin

1-508-236-1761

lmegathlin@sensata.com

www.sensata.com

Sensata Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Sensata’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Sensata’s annual report on Form 10-K for the year ended December 31, 2009 and Sensata’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Sensata’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Sensata does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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